                                  SMITHTOWN BAY, LLC
                         c/o Mavricc Management Systems, Inc.
                                 Post Office Box 7090
                              Troy, Michigan  48007-7090
                                    (800) 500-3243


                              ATTENTION:  PRICE INCREASE

February 25, 1999






Dear Unit Holder:

Smithtown Bay, LLC is increasing its price to purchase your limited partnership interests ("Units") of ML MEDIA PARTNERS, L.P. TO $1,100.00 PER/UNIT, which represents a discount of 4.3% to the general partner's NAV estimate of $1,150.



          OUR OFFER                           $1,100.00
          Estimated Partnership NAV           $1,150.00


Enclosed with this letter please find Supplement No. 1 to our Offer to Purchase dated January 27, 1999. We encourage you to read the enclosed Supplement carefully in conjunction with our Offer to Purchase.

If you wish to sell some or all of your Units now:

     - Please read carefully the Offer to Purchase, the enclosed Supplement No. 1 and the Agreement of Transfer and Sale enclosed;
     - Complete the Agreement of Transfer and Sale in accordance with the instructions provided;
     -    Sign where indicated, have your signature Medallion Guaranteed; and
     - Return the Agreement of Transfer and Sale in the pre-addressed return envelope.

If you have already tendered your Units in Smithtown Bay's January 27, 1999 Offer to Purchase, you will automatically receive the $1,100.00 per/Unit purchase price and no further action is required.

This Offer is now scheduled to expire at 12:00 midnight, Eastern Time, on March 30, 1999, unless extended or withdrawn. If you have any questions or need assistance in completing the Agreement of Transfer and Sale, or need replacement paperwork, please call the Depositary at 1-800-500-3243.

                              Very truly yours,

                              Smithtown Bay, LLC